EXHIBIT 4


  CITIZENS UTILITIES COMPANY NON-EMPLOYEE DIRECTORS' DEFERRED FEE EQUITY PLAN


                                    ARTICLE 1
                              PURPOSES OF THE PLAN

1.1  Purposes.

         The purpose of this Citizens Utilities Company Deferred Fee Equity Plan For Non-Employee Directors (the "Plan") is to provide each Director with an opportunity to defer some or all of the Director's Fees and receive compensation for services in the form of options to purchase Citizens' Common Stock or in Plan Units which are equivalent to Citizens' Common Stock. The Plan will implement corporate policy that all employees, officers and directors are to be encouraged to share in the Company's long-term prospects by taking part of their compensation in Common Stock and options.

1.2  Introduction.

         The Plan, as amended, is comprised of three separate plans. Because a number of administrative and procedural provisions of each of the plans are similar or identical, the plans have been combined in a single plan for convenience.

         The Plan consists of an option plan through which a director may elect to receive his or her Fees for a period of up to five years (or a shorter period in the case of 1994) in an equivalent amount of options to purchase Common Stock. This plan is referred to as the Option Plan. The provisions of Articles 3 and 4 apply exclusively to the Option Plan.

         The Plan also includes a separate stock plan through which a director may elect (a "Stock Plan Election") to receive his or her Fees for the next calendar year (or a shorter period in the case of 1994 or a newly elected director) in an equivalent amount of Plan Units. Upon termination of directorship, a Stock Plan Participant will receive the value of his Plan Units in either stock or cash or installments of cash as selected by the Participant at the time of the related Stock Plan Election. The provisions of Articles 5, 6 and 7 apply exclusively to the Stock Plan.

         The Plan also includes a formula stock option plan under which each Director is automatically granted an option to purchase shares of Common Stock on January 1 of each year, starting with 1997. The provisions of Article 12 apply exclusively to the Formula Plan.

         The term "Plan" includes the Stock Plan, Option Plan and Formula Plan, all as amended by Amendment No. 1. Plan and Option Plan include the Formula Plan; Option includes a Formula Plan Option; Option Under the Option Plan includes an Option under the Formula Plan; Participant includes an Option Plan Participant, a Stock Plan Participant and a Formula Plan Participant; Election includes an Option Plan Election and a Stock Plan Election; and Committee includes the Option Plan Committee and Stock Plan Committee; unless, in each case, the context requires otherwise.

                                    ARTICLE 2
                                   DEFINITIONS

         As used herein, the following words shall have following meanings unless otherwise specifically provided:

         2.1 "Accounting Date" means, for purposes of the Stock Plan, each January 1, April 1, July 1 and October 1, except that the first Accounting Date in 1995 shall be February 1.

         2.2 "Administrator" means the person or persons appointed by the Board of Directors to represent the Company in the administration of each Plan pursuant to the provisions of Article 10.1.

         2.3 "Act" means the Securities Act of 1933.

         2.4 "Applicable Rate of Interest" means, as of any date, 120% of the then applicable Federal rate of interest pursuant to the Internal Revenue Code. The Federal short term rate of interest shall be the interest component applicable to deferred Fees from the date of deferral until the date of investment in Plan Units under the Stock Plan. The Federal medium term rate of interest shall apply to distributions in annual installments deferred after Termination pursuant to the Stock Plan.

         2.5 "Beneficiary" means the person or persons designated in writing by the Participant as entitled to receive a Stock Plan Participant's Account upon his death, or to exercise an Option Plan Participant's Option upon his death, or failing such designation, the person or persons who, upon the death of a
Participant,   shall  have  acquired  by  will,  or  the  laws  of  descent  and distribution, the right to receive the benefits specified under this Plan. Beneficiary designations shall be made in writing and delivered to the Administrator and shall comply with any applicable state law relating to testamentary dispositions and other requirements. A Participant may designate a new Beneficiary or Beneficiaries at any time by notifying the Administrator. The last such designation received by the Administrator shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Administrator prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt. "Beneficiary" shall include the person or persons who, upon the disability or incompetence of a Participant, shall have acquired on behalf of the Participant, by legal proceeding or otherwise, the right to receive the benefits specified in this Plan on behalf of the Participant.

         2.6 "Board of Directors" means the Board of Directors of the Company.

         2.7 "Code" means the Internal Revenue Code of 1986.

         2.8 "Company" means Citizens Utilities Company and its successors and assigns.

         2.9 "Common Stock" means Common Stock Series B, par value $.25 per share, of the Company or any successor Common Stock.

         2.10 "Director" means any director of the Company who is not a full-time employee of the Company. For the purposes of the Plan, an individual who is both a full-time employee of the Company and a director of the Company and therefore ineligible to participate in the Plan and who ceases to be a full-time employee but remains in office as a director shall become eligible to participate in the Plan as a Director as of the termination of his or her service as a full-time employee.

         2.11 "Effective Date" means, for Option Plan Elections before July 20, 1994, August 1, 1994; and for other Option Plan Elections, the next January 1.

         2.12 "Exchange Act" means the Securities Exchange Act of 1934. "Rule 16b-3" shall mean such rule promulgated by the Securities and Exchange Commission under the Exchange Act and, unless the circumstances require otherwise, shall include any other rule or regulation adopted under Sections 16(a) or 16(b) of the Exchange Act relating to compliance with, or an exemption from, Section 16(b). Reference to any section of the Exchange Act or any rule promulgated thereunder shall include any successor section or rule.

         2.13 "Fair Market Value" of the Common Stock as of any Accounting Date or Time of Distribution for the purposes of the Stock Plan, and as of any Effective Date for purposes of the Option Plan, shall be the average of the daily high and low prices of shares of Common Stock reported on a composite tape for securities listed on The New York Stock Exchange or, if such shares are not listed for trading on such exchange, on any other established securities market for which quotations are readily available, for the third, fourth, fifth and sixth trading days of the month which follow each Accounting Date or Time of Distribution or Effective Date, as the case may be. Participants will be credited with fractional share interests. If required, an appropriate adjustment will be made for record dates, payment dates and ex-distribution trading. The Stock Plan Committee, the Option Plan Committee or the Board of Directors may select in advance different trading days of the month for determining Fair Market Value, in their discretion.

         2.13A "Family Entity," "Family Member Transfer," "Family Transferee" and "Family Trust" mean such terms as defined in Section 4.8.

         2.14 "Option Plan Committee"  means the Committee  described in Section
10.1 hereof to administer the Option Plan.

         2.15  "Option  Plan  Election"  is  an  election  to  receive   Options
equivalent in value to Option Plan Fees to be earned during the period August 1-December 31, 1994 or during one or more subsequent Plan Years.

         2.16 "Option Plan Fees" are those Directors' Fees which may be the subject of an Option Plan Election. These are limited to future retainer fees at the rate in effect in the year in which the Option Plan Election is made and board and committee meeting fees, up to a maximum of $30,000 per year. Option Plan Fees for 1994 shall be limited to $12,500.

         2.17 "Option Plan Participant" means a Director who has elected to receive Directors' Fees in the form of Options.

         2.18 "Option Value"--For each Option Plan Election, the options granted hereunder shall be in an amount equivalent to the value of the Directors' Fees subject to such Option Plan Election. In order to implement this standard, the Board of Directors has determined at the time of adoption of the Plan that the "Option Value" of an Option with the terms and conditions of the Option described herein to purchase one share of Common Stock of the Company is 20% of the Fair Market Value of such share on the Effective Date of the Option in question.

         2.19 "Plan" means this Citizens Utilities Company Deferred Fee Equity Plan For Non-Employee Directors.

         2.20 "Plan Unit" shall mean a credit established in a Participant's Stock Plan Account reflecting the number of shares of Common Stock which could be purchased at Fair Market Value as of each Accounting Date as provided in
Section 6.1. A Plan Unit shall be deemed to be the equivalent of a share of Common Stock and shall be subject to adjustment in the event of change in Common Stock as provided in Section 11.5.

         2.21 "Plan Year" means the fiscal year of the Company, currently the twelve-month period ended December 31.

         2.22 "Stock Plan Account" shall mean the account established for each Stock Plan Participant to reflect the amount of Fees which such Participant has elected to defer under the Stock Plan, any interest component and all Plan Units which have been acquired with such Fees and interest component.

         2.23 "Stock Plan  Committee"  means the Committee  described in Section
10.1 hereof to administer the Stock Plan.

         2.24 "Stock Plan Election" means a Stock Plan Participant's delivery of a written notice of election to the Administrator (a) electing to defer payment of his or her Fees, and (b) further electing to receive payment of his or her Stock Plan Account either (i) at Time of Distribution in either (A) Common Stock or (B) cash, or (ii) in installments in cash annually over a five-year period. All such elections shall be irrevocable except as otherwise provided in the Stock Plan.

         2.25 "Stock Plan Fees" and "Fees" each mean the retainer fees and Board of Directors and committee meeting attendance fees unless the context otherwise requires.

         2.26 "Stock Plan Participant" means a Director who has elected to defer payment of all or a portion of his or her Stock Plan Fees and to establish a Stock Plan Account.

         2.27 "Termination" means retirement from the Board of Directors or termination of service as a Director for death, disability or any other reason.

         2.28 "Time of Distribution" means a date ten (10) calendar days after Termination, except as may be otherwise specified in Article 7; provided that, if payment is to be made in cash and the Time of Distribution is within six months after the date of acquisition or crediting of Plan Units within the contemplation of Rule 16b-3(c)(1) or any successor rule under the Exchange Act, the Time of Distribution shall be delayed, solely for such Plan Units, until more than six months shall have elapsed from the date of acquisition or crediting of such Plan Units.

         2.29 "Trust Agreement" means any Trust Agreement entered into between the Company and any Trustee in connection with the Plan.

         2.30 "Trustee" means any entity named as Trustee in the Trust Agreement, or any successor corporate Trustee thereunder.

         The term "Plan" shall mean the original Plan as amended by Amendment No. 1. The terms "Plan" and "Option Plan" shall include the Formula Plan; "Option" shall include a Formula Plan Option; "Option under the Option Plan" shall include an Option under the Formula Plan; and "Participant" shall include a Formula Plan Participant.


                                    ARTICLE 3

                      ELECTIONS BY OPTION PLAN PARTICIPANTS

3.1 Directors may elect to receive Fees in the form of Options.

         Option  Plan Fees to be earned by  Directors  for the Plan  Years  1995 through 1999 may, at the election of a Director, be received as Options as herein provided. Option Plan Fees to be earned by Directors for the period
August 1, 1994 through December 31, 1994 may also, at the election of a Director, be received as Options.

3.2  Annual Option Plan Elections.

         On or before December 15 of each year (except for 1994 when the Option Plan Election must be made on or before July 20, 1994) a Director may deliver to the Administrator his or her Option Plan Election to receive a stated percentage of his or her Option Plan Fees for one or more of the Plan Years 1995 through 1999 or the period August 1-December 31, 1994, in Options to purchase the number of shares of Common Stock specified in Section 4.1.

         For example: the annual Option Plan Election may cover the Plan Year or Years set forth below (to the extent not theretofore the subject of an Option Plan Election).

                                                      Plan Years or Periods
                                                      for Which Option Plan
      Date of Option Plan Election                    Fees May Be Elected

      On or Before July 20, 1994                      August 1-December 31, 1994
      On or Before July 20, 1994                      1995-1999
      On or Before December 15, 1995                  1996-1999
      On or Before December 15, 1996                  1997-1999
      On or Before December 15, 1997                  1998-1999
      On or Before December 15, 1998                  1999

Elections must include the earliest Plan Year for which unelected Fees exist and (if additional years are included in the Election) consecutive successive years. An Option Plan Election covering Option Plan Fees for this period shall preclude a Stock Plan Election purporting to cover the same Fees.

3.3  Effective Date.

         Option Plan Elections made on or before July 20, 1994 shall become effective on August 1, 1994. Later years' Option Plan Elections shall become effective as of the next Option Plan Effective Date.

3.4  Adjustment for Actual Fees Earned.

         If by the end of any Plan Year a Director shall not have earned the amount of Option Plan Fees elected by him or her to be received in Options, the number of shares of Common Stock covered by Options granted for such Plan Year shall be diminished pro rata. Any Fees earned which have not been the subject of an Option Plan Election shall be paid in cash in accordance with the normal payment practices of the Company for Directors' Fees. If a Participant's directorship shall terminate during a Plan Year which has been the subject of an Option Plan Election, the portion of the Option which related to Option Plan Fees earned by the Participant prior to termination of directorship shall remain in effect and the portion of the Option which relates to Option Plan Fees which are unearned shall terminate.

3.5  Cancellation of Election.

         At any time an Option Plan Participant may cancel one or more Options or installments of Options held by him or her which relate to future Plan Years and consequently have not been earned as of the date of such cancellation. Cancellation shall be effected by delivering a written notice of cancellation to the Administrator. Such cancellation shall not affect any options held by the Participant relating to the year in which cancellation occurs or to any prior year. Option Plan Fees to be earned by a Director covered by a canceled Election shall thenceforth be paid in cash in accordance with the Company's practices, and may not thereafter become the subject of an Option Plan Election.


                                    ARTICLE 4
                                TERMS OF OPTIONS

4.1 Number of Shares covered by an Option.

         The number of shares of Common Stock covered by an Option resulting from an Option Plan Election shall be equal to the Option Plan Fees covered by the Election divided by the Option Value.

4.2  Maximum Duration.

         The maximum exercise period for each Option granted under the Option Plan shall be ten years from the Effective Date of the Option.

4.3  Initial Exercisability in Installments.

         Options representing Option Plan Fees to be earned in one Plan Year shall become exercisable on January 1 of the following Plan Year.

         Options which relate to Fees to be earned in more than one Plan Year shall become exercisable in installments on the January 1 of the year following the year in which Fees represented by the installment are earned. For example:
An Election covering the years 1996, 1997 and 1998 would become exercisable: as to shares representing 1996 Fees-January 1, 1997; as to shares representing 1997 Fees-January 1, 1998; as to the remainder of the shares-January 1, 1999. An Election covering Fees to be earned in 1999 will first become exercisable on January 1, 2000.

         Options relating to the period August 1, 1994-December 31, 1994 shall first become exercisable on February 1, 1995.

4.4  Exercise Price.

         The Exercise Price for all shares of Common Stock purchasable upon exercise of an Option shall be 90% of the Fair Market Value as of the Effective Date applicable to the Option exercised.

4.5  Notice of Exercise.

         An Option Plan Participant wishing to exercise an Option may do so by giving written notice of exercise in the form adopted for the Option Plan.

4.6  Payment of Purchase Price.

         At the choice of the holder of the Option, the Purchase Price may be paid either in cash, or in shares of Common Stock valued at Fair Market Value on the trading day immediately preceding the date of exercise specified in the notice of exercise.

4.7  Exercisability Continuing after Termination.

         If the directorship of a Participant who has not either reached age 60 or rendered three years of service terminates for any reason, the portion of the Option which relates to Option Plan Fees earned by a Participant prior to termination of directorship shall continue to be exercisable by the Participant or his or her Family Trustee or Beneficiary for a period of twelve months after termination of directorship. If the directorship of a Participant who has either reached age 60 or rendered three years or more of service terminates for any reason, the portion of the Option which relates to Option Plan Fees earned by a Participant prior to termination of directorship shall continue to be exercisable by the Participant or his or her Family Trustee or Beneficiary for the remainder of the stated term of the Option. In no event shall the exercise date be later than the date specified in Section 4.2.

4.8  Options not transferable; Exceptions.

         No Option granted under the Option Plan shall be transferable other than by will or the laws of descent or distribution except pursuant to a domestic relations order as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act ("ERISA") or the rules thereunder and except that, with the consent of the Committee acting in its sole discretion, an Option Plan or Formula Plan Participant may transfer (a "Family Member Transfer") an Option to (i) a member of the Participant's immediate family (which for the purposes of the Plan shall have the same meaning as defined in Rule 16a-1 promulgated under the Exchange Act); (ii) a trust (the "Family Trust") the beneficiaries of which consist exclusively of members of the Participant's immediate family; and (iii) a partnership, limited partnership or other limited liability entity ("Family Entity") the members of which consist exclusively of members of the Participant's immediate family, Family Trusts and Family Entities; provided that no consideration is paid for the transfer and that each Family Member Transferee execute an instrument agreeing to be bound by the provisions of the Plan and the restrictions as to its transferability of the option. During the lifetime of a Participant, an Option shall be exercisable only by the Participant or his or her Family Transferee or beneficiary. A ("Family Transferee") is transferee that is a member of the immediate family of a Participant or a Family Trust or Family Entity."


                                    ARTICLE 5
                      ELECTIONS BY STOCK PLAN PARTICIPANTS

5.1 Directors may elect to receive Fees in the form of Plan Units.

         Directors may elect to receive Directors' Fees (to the extent such Directors' Fees are not the subject of an Option Plan Election) in the form of Plan Units.

5.2  Stock Plan Election to Defer.

         A Director of the Company may become a Stock Plan Participant by electing, on an annual basis and prior to June 30 of a Plan Year, to defer receipt of all or a portion of the Stock Plan Fees payable to such Director for the next ensuing Plan Year. An Election shall be effective upon the delivery by a Stock Plan Participant to the Administrator of a written Stock Plan Election to evidence his or her decision. Such Stock Plan Election shall indicate the portion of Directors' Fees to be deferred and credited to his or her Stock Plan Account.

         The following special provisions shall apply to Directors' Fees for 1994 and 1995: On or before July 20, 1994, a Director may deliver a Stock Plan Election to the Administrator in which he or she elects to defer receipt of all or a portion of the Directors' Fees payable to such Director for services during the period August 1, 1994 through December 31, 1994. In such a case, all deferred Fees will be held by the Company in the Participant's Stock Plan Account and will not be invested in Plan Units until February 1, 1995. An election to defer Fees to be accrued during the period January 1, 1995 through December 31, 1995 shall be made on or before July 20, 1994 as provided herein except that the first Accounting Date for investment of such Fees shall be April 1, 1995.

         If a person becomes a Director after the beginning of any Plan Year, he or she may elect to defer receipt of Fees for future services in such Plan Year. Such Stock Plan Election must be made in writing and delivered to the Administrator within twenty days after the individual becomes a Director and will take effect as of the first calendar quarter to start after the date of such Election. In such a case, deferred Fees will be held by the Company in the Participant's Stock Plan Account and will not be invested in Common Stock or Plan Units until the first Accounting Date which is at least six (6) months after the date that such Stock Plan Election is first delivered to the Administrator.

5.3  Effectiveness of Elections.

         Elections for each Plan Year shall be effective and irrevocable upon the delivery of a Stock Plan Election to the Administrator, except as specifically provided in this Plan. Fees deferred pursuant to such Stock Plan Election shall be credited to the Participant's Stock Plan Account and distributed at the times and in the manner set forth in such Election.

         In the absence of an effective Stock Plan Election to take effect on the Time of Distribution as to the time and/or manner of distribution, the payout of a Stock Plan Account shall be in one lump sum cash payment at the Time of Distribution or as soon thereafter as possible, as provided by Section 2.28.


                                    ARTICLE 6
                       STOCK PLAN ACCOUNTS AND PLAN UNITS

6.1  Crediting Stock Plan Accounts.

         The Stock Plan Account of each Stock Plan Participant shall be credited as of each Accounting Date with Plan Units equal to the number of shares of Common Stock (including fractional share entitlements) that could have been purchased with 110% of the amount credited to his or her Stock Plan Account by reason of the Fees deferred for the quarter ended on the day before the Accounting Date and any interest component at the Applicable Rate of Interest. The quarterly crediting of the Plan Units with deferred Fees has been established for administrative convenience. As of the date of any payment of a stock dividend or stock split by the Company, a participant's Stock Plan Account will be credited with Plan Units equal to the number of shares of Common Stock (including fractional share entitlements) which are payable by the Company with respect to the number of shares (including fractional share entitlements) equal to the number of Plan Units credited to the Participant's Stock Plan Account on the record date for such stock dividend or stock split. As of the date of any dividend in cash or property or other distribution payable to holders of Common Stock, the Participant's Stock Plan Account shall be credited with additional Plan units equal to the number of shares of Common Stock (including fractional share entitlements) that could have been purchased at the Fair Market Value as of such payment date with the amount which would have been received as a dividend or distribution on the number of shares (including fractional share entitlements) equal to the Plan Units credited to the Participant's Stock Plan Account as of the record date.

         On a quarterly basis, or as otherwise appropriate to match increases in Plan Units held in the Plan, the Company may, but shall not be required to, purchase Common Stock on the open market and hold the same in the "Deferred Fee Stock Plan for Non-Employee Directors Account." Also, the Company may enter into a Trust Agreement with a Trustee and may, but shall not be required to, transfer to the Trustee either (a) the number of shares of Common Stock approximately equal in Fair Market Value as of the last Accounting Date to the aggregate dollar amount of credits in the Participants' Stock Plan Accounts for Stock Plan Fees deferred by the Directors and any interest component on such Accounting Date, or (b) cash with instructions to purchase shares of Common Stock either from the Company or in the open market, as determined by the Company. Purchases in the open market by the Trustee shall not be subject to any direct or indirect control or influence over the times when, or the prices at which, or the broker or dealer through which, the Trustee shall buy such shares.

6.2 Establishment of Stock Plan Accounts. The Company, Administrator or the Trustee, as appropriate, shall establish a separate "Stock Plan Account" for each Stock Plan Participant who defers Stock Plan Fees pursuant to the Plan, and credit each Participant's Stock Plan Account with his or her entitlement to deferred Fees, an interest component at the Applicable Rate of Interest and Plan Units.

6.3 Adjustment of Stock Plan Accounts. As of each Accounting Date of each Plan Year and on such other dates as the Administrator directs, the value of each Stock Plan Account shall be determined by the Company, the Administrator, or the Trustee, as appropriate.


                                    ARTICLE 7
                         PAYMENT OF STOCK PLAN ACCOUNTS

7.1 Time and Method of Distribution. Distribution of a Participant's Stock Plan Account shall commence at Time of Distribution. Distribution shall be made in a lump sum or in equal annual cash installments over a period of five years.

         If a distribution is to be made in a lump sum it may be made either in shares of Common Stock or in cash. If a distribution is to be made in cash, it shall be in an amount equal to the Fair Market Value as of the Time of Distribution (or such later date as may be required to continue an exemption under Rule 16b-3) of all Plan Units credited to a Participant's Stock Plan Account plus any uninvested deferred Stock Plan Fees and related interest component. The distribution shall be paid to the Stock Plan Participant or his or her Beneficiary.

         If a distribution is to be made in shares of Common Stock, the distribution shall be such number of shares of Common Stock as shall equal the Plan Units credited to such Participant's Stock Plan Account plus shares of Common Stock equivalent in Fair Market Value to the amount of any accumulated uninvested deferred Fees and interest component in such Participant's Stock Plan Account as of the Time of Distribution. Any remaining fractional interest shall be paid in cash.

         If  a  distribution  is  made  in  annual  installments,   each  annual
installment shall be in cash and equal to one-fifth of the amount of the lump sum payable as of the Time of Distribution or later date as aforesaid, with interest on each unpaid installment at the Applicable Rate of Interest in effect on the date of Termination by a Director of his directorship.

7.2  Election of Method of Distribution.

         At the time that a Director first makes a Stock Plan Election to defer Fees for a Plan Year, such Director may elect whether the payments to be made at the Time of Distribution for that Plan Year shall be distributed in a lump sum or in five equal annual cash installments.

         At the same time, any Stock Plan Participant electing lump sum payment may also elect for the payment of such lump sum to be in shares of Common Stock credited to the Stock Plan Account or in cash. A Stock Plan Participant may, in connection with his or her retirement, death or disability, change his or her Stock Plan Election as to the method of payment (shares or cash) of any lump sum distribution from time to time.

         Subject to the provisions of Articles 9 and 10, either the Committee or the Administrator, in their sole discretion, may direct the distribution of the Director's entitlement in a lump sum or in annual installments, and the Committee or Administrator may take into account, but need not take into account, any request by a Director concerning the period over which his entitlement will be distributed.

7.3 Merger, consolidation, sale of assets or tender for shares.

         In the event of a proposed merger or consolidation in which the Company will not be the surviving corporation, or a sale of a majority of the assets of the Company, or in the case of a tender offer for the Company's Common Stock or a similar corporate transaction which is expected in the view of the Committee to result in another company, firm, or group acquiring 20% or more of the voting power of the Company's outstanding securities, the Plan shall take steps to convert Plan Units held by Participants into shares of Common Stock. The Plan shall obtain such shares with a view to making the same available for participation by Stock Plan Participants in the transaction (subject to the fourth from last sentence of this Section). Such shares may be obtained by the Plan from the "Deferred Fee Stock Plan for Non-Employee Directors Account," any trust account for the benefit of Plan Participants, the Company, or any other source, including authorized and unissued, or issued and reacquired, shares of Common Stock. In the event that shares of Common Stock are convertible into or otherwise exchangeable for securities of another corporation, or cash or other property without the need for action or tender by an individual shareholder, the Company shall take all necessary steps to carry out such conversion or exchange and shall deliver to each Stock Plan Participant the securities, cash or other property into which his or her shares have been exchanged or converted. In the event of a tender offer or similar event in which an individual shareholder of the Company may elect to tender shares or otherwise take steps to receive securities, cash or other property, the Company shall so advise the Participants and take such action, including tender, or shall refrain from action, as directed in writing by each Stock Plan Participant. Prior to the completion of such tender offer or similar event, no Participant shall have any entitlement to any shares, and if such event is not completed each participant shall be entitled to Plan Units and not shares of Common Stock. Upon the completion of such tender offer or similar event, the Company shall distribute to each Stock Plan Participant any shares of Common Stock, securities, cash or other property held by the Plan for his or her Stock Plan Account. The Administrator may delay such distribution to any Stock Plan Participant in order to comply with, or continue the availability of an exemption under, the Act or Exchange Act. Upon the completion of such distribution the Stock Plan shall terminate.

7.4  Change in Tax Law.

         The Stock Plan is intended to be treated as an unfunded deferred compensation plan under the Code. It is the intention of the Company that the amounts deferred pursuant to this Plan shall not be included in the gross income of the Participants or their Beneficiaries until such time as the deferred amounts are distributed from the Plan. If, at any time, it is determined or claimed by the Internal Revenue Service ("Service") that amounts deferred in earlier plan Years have become currently taxable to the Participants or their Beneficiaries, the Committee may, in its discretion, terminate the Plan and distribute amounts credited to the Stock Plan Participants or their Beneficiaries. Such determination shall be based on a ruling or publicly available Pronouncement from the Service, or on the position taken by the Service in audit, or a written opinion from tax counsel.


                                    ARTICLE 8
                            CREDITORS AND INSOLVENCY

8.1  Unfunded Status.

         Any and all payments made to a Stock Plan Participant pursuant to the Plan shall be made from the general assets of the Company or assets available to its general creditors. Any payments made in good faith under the terms of the Plan to a Stock Plan Participant or his Beneficiary shall fully discharge the Plan, the Company, the Trustee, if any, the Administrator and the Committee from all further obligations with respect to such payments. The Company intends that the Plan shall be considered unfunded for all purposes, including tax purposes and purposes of Title I of ERISA.

8.2  Claims of the Company's Creditors.

         All assets held pursuant to the provisions of this Plan shall be subject to the claims of general creditors of the Company, including judgment creditors and bankruptcy creditors. The rights of a Stock Plan Participant or Beneficiary to any assets of the Plan or Trust shall be no greater than the rights of an unsecured creditor of the Company.

         No Stock Plan Participant shall have any claim or entitlement to any shares of Common Stock which have been purchased, acquired or held by the Plan, Company or any Trustee. Any and all such shares shall be the property of the Company and shall only represent funds or assets available to the Company which it shall have designated to match its obligations and accruals with respect to the Plan.

8.3  Notification of Trustee, if any.

         If the Company has appointed a Trustee for the Plan, the following provisions shall obtain: In the event the Company becomes insolvent, the Board of Directors and the Chief Executive Officer of the Company shall immediately notify the Trustee of that fact. The Trustee shall not make any payments from the Trust to any Stock Plan Participant or any Beneficiary under the Plan after such notification is received or at any time after the Trustee has knowledge of such insolvency. Under any such circumstances, the Trustee shall make available any property held in the Trust to satisfy the claims of the Company's general creditors or, upon satisfaction of such claims, to the Participants, as a court of competent jurisdiction may direct. For purposes of this Plan, the Company shall be deemed to be insolvent if the Company is subject to a pending voluntary or involuntary proceeding as a debtor under the United States Bankruptcy Code, or is unable to pay its debts as they mature. All trust assets shall be subject to the claims of general creditors of the Company to the fullest extent contemplated by Revenue Procedure 92-64.


                                    ARTICLE 9
                                PAYMENT OF SHARES

9.1 Delivery of Certificates for Stock.

         At the Time of Distribution or as soon thereafter as practicable, subject to the fourth paragraph of this Section, the Company shall deliver to a Stock Plan Participant who has elected to receive shares of Common Stock or to his Beneficiary a certificate for the shares of Common Stock to which he or she is entitled. At the time of exercise of an Option, subject to the fourth paragraph of this Section, the Company shall deliver to the Option Plan Participant or his or her Beneficiary a certificate for shares of Common Stock to which he or she is entitled. Such certificates shall be registered in the name of the Participant or Beneficiary.

         The Company shall not be required to issue or deliver any certificates for, or make book-entry reflecting, shares of Common Stock prior to (a) the listing of such shares on any stock exchange or quotation system on which the Common Stock may then be listed or quoted and (b) the completion of any registration, qualification, approval or authorization of such shares under any federal or state law, or any ruling or regulation or approval or authorization of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

         All certificates for shares of Common Stock delivered under the Plan, and book entries reflecting such shares, shall be subject to such restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed and any applicable federal or state securities laws.

         If the registration of ownership of Common Stock is then being maintained by the Company or its transfer agent in book-entry form, then the delivery of shares of Common Stock to the Participant or his Beneficiary may be evidenced by book entry, unless the Participant or Beneficiary requests otherwise in writing.

9.2  Taxes.

         The Company or the Trustee, as appropriate, shall deduct the amount of any taxes, if so required by law, from any payments made pursuant to the Plan and shall transmit the withheld amounts to the appropriate taxing authority, and provide the Stock Plan Participant or any Beneficiary of appropriate evidence of withholding. In the case of exercise of an Option under the Option Plan or payment in shares of Common Stock under the Stock Plan, the Participant may request the Company to accept payment of any related withholding taxes in the form of shares of Common Stock valued at Fair Market Value on the trading day immediately prior to the related exercise of the Option or payment in shares of Common Stock, as the case may be.

9.3  Payment to Beneficiary, Exercise of Option by Beneficiary.

         Upon the death of a Stock Plan Participant, the Stock Plan Account of the deceased Stock Plan Participant shall be paid to the Beneficiary either (i) in the same manner as it would have been paid to the Stock Plan Participant or
(ii) in a lump sum settlement, as determined by the Committee or the Administrator in their sole discretion, consistent with the guidelines referred to in Article 10. Upon the death of an Option Plan Participant, the Beneficiary may exercise any Option to the extent exercisable on the date of death.

9.4  Redesignation of Beneficiary.

         Amendments which serve only to change the Beneficiary designation shall be permitted at any time and as often as necessary.


                                   ARTICLE 10
                                 ADMINISTRATION

10.1 Appointment of Committee and Administrator.

         The Board of Directors shall appoint a Stock Plan Committee and an Option Plan Committee (which may be the same Committee), each consisting of not less than two persons, to administer and interpret the Plan. Members of a Committee shall hold office at the pleasure of the Board of Directors and may be dismissed at any time with or without cause.

         The Board of Directors shall also designate one or more officers or employees of the Company to be the Administrator to have the primary administrative responsibility with respect to each Plan, in coordination with and under the direction of the Committee.

10.2  Powers of the Administrator and the Committee.

         The Stock Plan and Option Plan Committees and the Administrator shall together administer the Plan. The Committees shall not, under any circumstances, have authority to select those Directors who will be eligible to participate in the Plan or to make decisions concerning the timing, pricing or amount of any benefit, Plan Unit, share of Common Stock or Option under the Plan. All such matters are determined solely by the provisions of the Plan. The Committees shall interpret or supplement the provisions of the Plan where desirable or necessary and may resolve ambiguities or omissions or adopt procedures for the administration of the Plan consistent with the purpose and provisions of the Plan and any rules adopted by the Committee. Whenever directions, designations, applications, requests or other notices are to be given by a Participant under the Plan, they shall be filed with the Administrator.

         Except as provided in the next paragraph, all decisions, determinations or actions of a Committee made or taken pursuant to grants of authority under the Plan shall be made or taken in the sole discretion of a Committee and shall be final, conclusive and binding on all persons for all purposes.

         If the taking of any action or the making of any determination by a Committee or Administrator shall jeopardize the effectiveness of the deferral of Fees or of credits in Participants' Stock Plan Accounts or Options for federal income tax purposes or any exemption of any plan of the Company from Section 16(a) and (b) of the Exchange Act, the Committee or Administrator, as the case may be, shall be deemed to be without the power to take such action or make such determination.

10.3  Rendering of Quarterly Plan Accounts.

         After the close of each quarter, the Administrator will deliver to each Participant a statement showing the Plan Units which have been credited to his or her account as of the end of such quarter and any accumulated deferred fees. The accounting shall also indicate the price per unit for all Plan Units credited since the end of the previous account. The statement will also show the Options held and/or elected by a Participant and the terms of such Options.

10.4 Both Elections may apply to a Plan Year. Subject to the limitations contained in each Plan, a Director may elect to include all or any portion of his Fees to be earned in any future Plan Year in one or both of the Plans, but without duplication. If a Director has delivered an Option Plan Election and a Stock Plan Election for the same Plan Year or period, the Fees covered by such Elections shall be allocated as specified in such Elections or in other instructions from the Director. In the event of a conflict in instructions from a Director, the Administrator shall advise the Director.

10.5  Advance Notification by Administrator.

         On or before May 31 of each year, the Administrator shall notify each Director that he or she must deliver a written Stock Plan Election to the Administrator prior to June 30 (or any later cut-off date permitted by the Administrator) in order to defer Fees during the next calendar year. On or before November 30 of each year, the Administrator shall notify each Director that he or she must deliver a written Option Plan Election to the Administrator prior to December 15 (or any later cut-off date permitted by the Administrator) in order to elect to receive Options in payment for future services as a Director in upcoming Plan Years.


                                   ARTICLE 11
                                  MISCELLANEOUS

11.1 Term of Plan.

         The Plan shall become effective as provided in Section 11.9 and the Stock Plan shall continue through the Plan Year 2014 unless earlier terminated pursuant to Sections 7.3 or 7.4.

11.2  Shares Subject to the Plan.

         As of any date the maximum number of shares of Common Stock which the Plan may be obligated to deliver pursuant to the Stock Plan and the maximum number of shares of Common Stock which shall have been purchased by Participants pursuant to Options and which may be issued pursuant to outstanding Options under the Option Plan shall not be more than one (1%) percent of the total outstanding shares of Common Stock Series A and Series B of the Company as of such date, subject to adjustment in the event of changes in the corporate structure of the Company affecting capital stock. Any Common Stock transferred by the Company to a Stock Plan Account or to the Trustee or delivered by the Company upon exercise of an Option hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares as the Company shall determine. Cash transferred to the Trustee may be used to purchase Common Stock in the open market or from the Company.

         In the event that the total number of shares of Common Stock subject to, or issued pursuant to, the Plan at any one time is in excess of the above-stated limit, the number need not be reduced if such excess has resulted from a reduction in the amount of issued and outstanding shares of Common Stock subsequent to the time that such Options were granted or such shares were issued. If any shares of Common Stock subject to purchase by a Participant under an Option under the Plan are not purchased, such shares of Stock shall be deemed not to have been purchased pursuant to the Plan for purposes of this Section. Shares of Common Stock received or retained by the Company in payment of the exercise price of Options or in payment, or in lieu of payment, of withholding taxes shall not reduce the number of shares deemed to have been purchased pursuant to the Plan.

11.3  Non-alienation of Benefits.

         The rights of a Stock Plan Participant to the payment of deferred compensation, to funds or shares as provided in this Plan and with respect to amounts credited to his or her Stock Plan Account and the rights of an Option Plan Participant with respect to an Option or to purchase shares of Common Stock upon exercise of an Option are not transferable by a Participant other than by will or the laws of descent and distribution and shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation, except that an Option Plan Participant and Formula Plan Participant may make a Family Member Transfer. No Participant may borrow against his or her Stock Plan Account or Options. No Stock Plan Account nor Option shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, whether voluntary or involuntary, including, but not limited to, any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Participant, except that an Option Plan Participant and Formula Plan Participant may make a Family Member Transfer. Neither a Participant's Stock Plan Account or Option hereunder nor a Participant's rights to benefits hereunder may be assigned to any other party by means of a judgment, decree or order (including approval of a property settlement agreement) relating to the provision of child support, alimony payments, or marital property rights of a spouse, former Spouse, child or other dependent of the Participant. As contemplated by Revenue Procedure 92-65 under the Code, a Stock Plan Participant's rights to benefit payments under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant's Beneficiary.

         This Plan shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any persons entitled to benefits hereunder.

         In the event that, notwithstanding the foregoing, any Participant's benefits are garnisheed or attached by order of any court, the Administrator may elect to bring an action for a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid by the Plan. During the pendency of said action, any benefits that become payable may be paid into the court as they become payable, to be distributed by a court to the recipient as it deems proper at the close of said action.

         In addition, a Participant or Beneficiary shall have no rights against or security interest in the assets of the Plan, Company or Trust, if any, and shall have only the Company's unsecured promise to pay benefits. All assets of the Trust, if any, shall remain subject to the claims of the Company's general creditors.

11.4  Participants' Rights.

         Nothing contained in this Plan shall be construed as giving any Participant the right to be retained as a Director of the Company. Nothing contained in this Plan shall be construed as limiting, in any way, any right that any party or parties may have to remove a Participant as a Director of the Company or to appoint or to elect another individual to replace a Participant as a Director of the Company. Nothing contained in this Plan shall be construed as giving any Participant the right to receive any benefit not specifically provided by the Plan. Any other provision of the Plan notwithstanding, a Stock Plan Participant shall not have any interest in the amounts credited to his Stock Plan Account until such Stock Plan Account is distributed in accordance with the provisions of Article 7, and all deferred Fees, and all earnings, gains and losses with respect thereto shall remain subject to the claims of the Company's general creditors in accordance with the provisions of the Stock Plan. With respect to amounts credited to a Participant's Stock Plan Account, the rights of the Stock Plan Participant, the Beneficiary of the Participant or any other person claiming through the Participant under this Stock Plan shall be solely those of unsecured general creditors of the Company, and the obligations of the Company hereunder shall be purely contractual. Such benefits shall be paid from the general assets of the Company. As contemplated by Revenue Procedure 92-65 under the Code, Participants shall have the status of general unsecured creditors of the Company and each Plan, and all rights thereunder, shall constitute a mere promise of the Company to make benefit payments in the future.

11.5  Adjustments in Event of Change in Common Stock.

         Subject to the provisions of Sections 6.1 and 7.3, in the event of any stock dividend, stock split, recapitalization, or reclassification of shares of Common Stock, merger or consolidation of the Company or sale by the Company of all or a portion of its assets, or tender offer for its securities, or other event which could distort the implementation of the Plan or the realization of its objectives, the Administrator shall make such appropriate adjustments in the number and kind of securities which a Plan Unit will represent or which may be paid out under the Plan, and in the number of shares of Common Stock or other securities or number and kind of securities, and the purchase price therefor, for which an Option may be exercisable or in terms, conditions or restrictions on securities as the Administrator deems equitable.

         In the event of a stock split or stock dividend, the number of shares purchasable upon exercise of an Option shall be increased to the new number of shares which result from the shares covered by the Option immediately before the split or dividend. The purchase price per share shall be reduced proportionately and the total purchase price will remain the same. In the case of a distribution in property other than cash the number of shares covered shall be increased to reflect, in shares valued at the then current market, the fair value of the distribution.

         All events occurring between the Effective Date of the Option and its exercise shall result in an adjustment to the Option terms.

11.6  Amendments; Other.

         The Board or the Committee may amend the Plan to the extent necessary or appropriate to effect compliance with Rule 16b-3 in order to continue or provide an exemption from Section 16(a) and (b) of the Exchange Act for either Plan or any other equity plan of the Company, and the Administrator may change the cut-off dates for Elections or the dates of effectiveness of transactions or other events under the Plan to the same end; provided that no such amendments or change shall materially increase the benefits to or adversely affect the rights of the Participants.

         In addition, the Board may amend the Plan in any other manner, provided, however, that no amendment shall adversely and materially affect the rights of a Participant, taken as a whole, to amounts previously credited to his or her Stock Plan Account or to Options which have been granted unless such amendment is required by Rule 16b-3 in order to continue or provide an exemption from Section 16(b) of the Exchange Act for either Plan or any other equity plan of the Company, or for the deferral of Directors' Fees until the year of payout or exercise of Options under either Plan for Federal income tax purposes.

         Amendments may not be made more frequently than permitted by Rule 16b-3. No amendment shall require shareholder approval unless required under Rule 16b-3. If shareholders' approval is necessary or desirable for the continued validity of the Plan or if the failure to obtain such approval would adversely affect the compliance of the Plan with Rule 16b-3, no such amendment shall become effective unless approved by affirmative vote of the Company's shareholders.

         Transactions under each Plan are intended to comply with applicable conditions of Rule 16b-3, except that a purchase under the Option Plan may be deemed to occur on an Effective Date. To the extent any provision of each Plan intended to comply, or action by the Administrator, fails to so comply, it shall be deemed null and void, to the extent permitted by law and declared advisable by the Administrator.

11.7  Notices.

         All elections, designations, requests, notices, instructions and other communications from a Director, Participant, Beneficiary or other person to the Administrator, required or permitted under the Plan, shall be in such form as is prescribed from time to time by the Administrator and shall be mailed by first class mail, delivered by facsimile or otherwise delivered to such location as shall be specified by the Administrator.

11.8  Binding Effect.

         The terms of the Plan shall be binding upon the Company and its successors and assigns.

11.9  Effective Date of Original Plan.

         The Plan shall be effective as of June 28, 1994, subject to approval by the shareholders of the Company. All deferrals or credits to a Stock Plan Account, and all Options, made prior to such shareholder approval shall be contingent on such approval. The existing Citizens Utilities Company Deferred Compensation Plan for Directors shall continue to be available for compensation deferrals and shall not be affected by the adoption of this Plan.


                                   ARTICLE 12
                                  FORMULA PLAN

12.1 Eligibility.

         All Directors of the Company shall automatically participate in the Formula Plan.

12.2  Shares subject to the Formula Plan.

         Shares of Common Stock which shall have been purchased or which may be issued upon the exercise of the Options under the Formula Plan shall be included as shares which shall have been purchased by Participants pursuant to Options and which may be issued pursuant to Options under the Option Plan for purposes of the maximum share limitation of Section 11.2.

12.3  Terms, Conditions and Form of Options.

         Each Option granted under the Formula Plan shall be evidenced by written agreement in such form and containing such terms, consistent with the Plan, as the Committee shall from time to time approve. All Options and said agreements shall be subject to the terms and conditions set forth in this
Article 12 and to the other applicable terms and conditions of the Plan.

12.4  Grant.

         On the first day of each Plan Year starting with the calendar 1997 and continuing through 2002 (and for successive years thereafter if the Plan is extended by the Board of Directors), Options to purchase 5,000 shares of Common Stock, as adjusted pursuant to Section 11.5, shall be awarded to each Director in office on such date, without the need for further corporate action. The Grant Date for such Options shall be the first day of each year. In addition, on September 1, 1996, Options to purchase 2,500 shares of Common Stock shall be granted to each Director of the Company in office on such date. In each Plan Year, the Board of Directors may change the number of shares of Common Stock which will be subject to purchase upon exercise of the Options to be awarded during the succeeding Plan Year subject to a maximum of 10,000 shares of Common Stock per year, as adjusted pursuant to Section 11.5.

12.5  Subsequently Elected Directors.

         For years subsequent to 1996, individuals who are not Directors on the first day of a Plan Year but who become Directors of the Company on or before the date of the annual meeting of stockholders for the election of directors shall be awarded, as of the Grant Date, without need for further corporate action, Options to purchase 5,000 shares of Common Stock. The Grant Date for such Options shall be the date upon which such individual first becomes a Director. Individuals who become a Director or who become eligible to participate in the Plan during a Plan Year, but after the date of the annual meeting of stockholders, shall not be eligible to receive options until the first day of the next Plan Year.

12.6  Exercise Price.

         The purchase price per share of Common Stock for which each Option is exercisable shall be 100% of the Fair Market Value per share of Common Stock on the Grant Date for such Option. "Fair Market Value" shall have the meaning as defined in Article 2 assuming that the Grant Date is a date specified in the definition.

12.7  Exercisability; Term of Options.

         Each option under the Formula Plan will vest and become exercisable six months after the Grant Date (provided that the Participant is a Director at that time) or on such earlier date that a Participant ceases to be a Director by reason of retirement (which for these purposes shall mean retirement pursuant to Board policy), death or disability. Except as otherwise provided in this Section, each Option granted under the Formula Plan shall remain exercisable until the 10th anniversary of its Grant Date.

12.8     Other.

         To the extent not  inconsistent  with the  provisions set forth in this
Article 12, Options awarded pursuant to the Formula Plan, Participant's rights and the Company's obligations shall be subject to the provisions of Sections 4.5, 4.6, 4.7 and 4.8 and Articles 2, 9, 10 and 11 of the Plan.

12.9     Compliance with law.

         All Options granted pursuant to the Formula Plan will be subject to compliance with all applicable laws, rules and regulations of any regulatory or other governmental body having jurisdiction, and with any rules or policies of any stock exchange on which shares of Common Stock may be listed, and each option agreement shall provide that the validity of the Options and the Company's obligation to issue Shares of Common Stock upon exercise of the Option are subject to such compliance."

12.10  Duration of the Formula Plan; Effective Date.

         Amendment No. 1 to the Plan shall become effective on August 20, 1996, provided that the effectiveness of the Formula Plan and the amendment to the Plan modifying Section 4.7 shall be subject to approval of the stockholders of the Company at the first annual meeting of the stockholders held after the end of the 1996 to the extent, in each case, that such approval is called for by the rules or policies of the New York Stock Exchange or is otherwise deemed advisable by the Company. The period during which Option awards may be made under the Formula Plan shall terminate on December 31, 2002. Such termination shall not effect the terms of any then outstanding Options. The Board of Directors of the Company shall have the right to extend the effectiveness of the Formula Plan, with such amendments to the Plan as they may deem appropriate, for an additional six-year period until December 31, 2008 without any additional approval by the stockholders of the Company being required, it being understood that if any approval of stockholders of the Company is obtained during 1997, such approval shall include the Plan as and if so extended by the Board of Directors.